Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D, as amended, relating to the beneficial ownership of common stock, par value $0.01 per share, of ArQule, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: March 17, 2016

PFIZER INC.
By:	/s/ Susan Grant
Name: Susan Grant
Title: Assistant Secretary

PFIZER HOLDINGS EUROPE
By:	/s/ Brian Byala
Name: Brian Byala
Title: Director